CYALUME TECHNOLOGIES ANNOUNCES THE EXCHANGE OF $3.4 MILLION OF DEBT FOR COMMON STOCK

WEST SPRINGFIELD, Mass., July 7, 2011 -- Cyalume Technologies Holdings, Inc. (OTCBB:CYLU) announced today that it has entered into agreements with certain subordinated debt holders to exchange approximately $3.4 million of unsecured notes of the Company for 736,334 shares of common stock at a price of $4.60 per share. The exchange agreements were entered into and effective June 30, 2011 and we expect to close the exchange in the next week.

Derek Dunaway, President and CEO of Cyalume Technologies, Inc., said, “We are very pleased with this debt for equity exchange as it further strengthens our balance sheet by allowing us to eliminate a substantial future cash payment.”

About Cyalume Technologies
Cyalume Technologies is the world leader in chemiluminescent (chemical-light) technology. The Company’s suite of visible and non-visible chemical-light products provide dependable training and battlefield operation light solutions to the United States and NATO country militaries as well as to safety professionals across the globe. Products also include training and tactical chemiluminescent ammunition payloads for both military and commercial markets that offer a non-pyrotechnic, environmentally-friendly alternative to conventional ammunition. Cyalume manufactures its products in West Springfield, Massachusetts and Aix-en-Provence, France. For more information, please visit the Company's web site: www.cyalume.com.

CONTACTS:	Cyalume Technologies Holdings, Inc.
David Mantoni, Assistant Secretary
413-858-2533
dmantoni@cyalume.com